CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Identica Holdings Corporation and Subsidiaries.

We hereby consent to the incorporation by reference, in this Registration Statement on Form SB-2 of Identica Holdings Corporation and Subsidiaries, of our report dated May 26, 2006 relating to the financial statements of Identica Holdings corporation and Subsidiaries for the period from January 21, 2003 (Inception) through December 31, 2005, and to the reference to us under the heading "Experts" in the forms SB-2.

/s/ SF Partnership, LLP
SF Partnership, LLP
Chartered Accountants

Toronto, Canada
September 28, 2006